Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CARDIODYNAMICS INTERNATIONAL CORPORATION,

VERMED, INC.

AND

VERMONT MEDICAL, INC.

with respect to the assets of

VERMED

March 22, 2004

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of March 22, 2004, by and among, CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (“Parent”), VERMED, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”), and VERMONT MEDICAL, INC., a Vermont corporation (“Seller”). Parent, Buyer and Seller are referred to collectively herein as the “Parties.” This Agreement is entered into with reference to and in reliance on the following facts:

A. Seller is engaged, through its VERMED division (the “Division”) in the business of designing, manufacturing and selling electrodes and related supplies utilized in electrocardiogram and other diagnostic procedures for cardiology, electrotherapy, sleep testing, neurology and general purpose diagnostic testing (the “Business”).

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of the assets of Seller relating to the operation of the Business, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Accounts Payable” means all obligations of Seller with respect to accounts payable reflected or reserved against in the balance sheet included in the Business Financial Statements or those arising in the ordinary course of business consistent with past practice since the date of the Business Financial Statements.

“Accounts Receivable” means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of Seller with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith, as reflected in the Business Financial Statements and as arising in the ordinary course of business consistent with past practices since the date of the Business Financial Statements.

“Acquired Assets” means all right, title, and interest in, to and under all of the following assets of Seller, used or held for use in the Business: the Real Property; Inventory; Accounts Receivable; Tangible Personal Property; Business Contracts; Intangible Personal Property; Books and Records; and Licenses. The Acquired Assets shall not include (i) Excluded Assets or (ii) any of the rights of Seller under this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Assumed Liabilities” means Accounts Payable and all obligations of Seller with respect to Business Contracts and Licenses, in each case, arising and to be performed on or after the Closing Date (i.e., excluding any such obligations arising before the Closing Date). Notwithstanding the foregoing, the Assumed Liabilities shall not include (i) any Liability of Seller arising from the operation of the Business on or prior to the Closing Date other than Accounts Payable, (ii) for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets but excluding the Buyer’s portion of the Real Property Transfer Tax to be paid according to Section 2.7 below), (iii) any Liability of Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby, (iv) any Liability or obligation of Seller under this Agreement, or (v) any liability associated with an Employee Benefit Plan.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Books and Records” means all Books and Records used or held for use in the conduct of the Business or otherwise relating to the Acquired Assets, other than the minute books, stock transfer books and corporate seal of Seller.

“Business Contracts” means all Contracts to which Seller is a party which are listed on Schedule A hereto.

“Business Financial Statements” is defined in Section 3.5 below.

“Buyer” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents/marketable securities/short term investments calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2.5 below.

“Closing Date” has the meaning set forth in Section 2.5 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Employee Benefit Plan” means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in

Section 3(2) of ERISA), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan, as defined in Section 3(37) of ERISA), or (d) Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), or material fringe benefit plan or program.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means all of the following assets of Seller: Cash; insurance policies relating to the operation of the Business; all assets owned or held under any Employee Benefit Plans; all refunds or credits, if any, of Taxes due to or from Seller or Seller Stockholders; the minute books, stock transfer books and corporate seal of Seller; any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date; the rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which are expressly not assumed by Buyer hereunder; and the specific items of personal property listed on Schedule B hereto.

“Extremely Hazardous Substance” has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Financial Statement” has the meaning set forth in Section 3.5 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Intangible Personal Property” means all Intellectual Property used or held for use in the conduct of the Business (including Seller’s goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or any other Acquired Assets, including but not limited to the items listed on Schedule C hereto.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories.

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” means, to the extent their transfer is permitted under the terms thereof or under applicable Laws, all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority (including applications therefor) utilized in the conduct of the Business that are listed on Schedule D hereto.

“Non-Competition Agreement” means a Non-Competition Agreement in substantially the form attached hereto as Exhibit C.

“Parent Stock” means common stock of Parent, no par value.

“Party” has the meaning set forth in the preface above.

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Real Property” means the land real property comprising Seller’s premises in Rockingham, Vermont and more particularly described in Schedule E hereto, and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements thereto.

“Registration Rights Agreement” means an agreement substantially in the form of Exhibit D hereto, to be entered into by and between Parent and Seller at the Closing, pursuant to which Parent shall agree to use commercially reasonable efforts to file a registration under the Securities Act of all shares of the Parent Stock as soon as reasonably practicable, but in no event more than twenty (20) days after the Closing Date, pursuant to the terms set forth therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, and (f) purchase money liens and liens securing rental payments under capital lease arrangements.

“Survey” has the meaning set forth in Section 5.9 below.

“Seller” has the meaning set forth in the preface above.

“Seller Stockholder” means Hurley Blakeney, Patrick Boylan and Richard Kalich.

“Subsidiary” means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tangible Personal Property” All furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory) used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by Seller in the conduct of the Business, that are listed on Schedule F hereto.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Working Capital” means, as of the date the same is being determined, the sum of Inventory and Accounts Receivable (other than Accounts Receivable which are older than ninety (90) days) less Accounts Payable.

2. Basic Transaction.

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities.

2.3 Purchase Price. In consideration for the transfer of the Acquired Assets, Buyer shall pay to Seller at the Closing an aggregate purchase price of $16,500,000 as follows (subject to the limitations of clause (ii) below and to adjustment as provided in Section 2.4 below, the “Purchase Price”):

(i) $12,000,000 in Cash in the manner provided in Section 2.5 below (the “Cash Purchase Price”); and

(ii) a certificate evidencing that number of shares of Parent Stock (the “Parent Shares”) equal to the quotient of $4,500,000 divided by the average closing price for one share of Parent Stock quoted on the Nasdaq National Market for the thirty (30) trading day period ending on the fourth business day immediately preceding the Closing Date (the “Average Share Price”); provided, however, that, notwithstanding the foregoing to the contrary, (A) if the Average Share Price is determined to be less than $5.00 per share, then the number of shares of Parent Stock comprising the Parent Shares to be issued pursuant to this Section 2.3(ii) shall be 900,000 shares of Parent Stock and (B) if the Average Share Price is determined to be more than $7.00 per share, then the number of shares of Parent Stock comprising the Parent Shares to be issued pursuant to this Section 2.3(ii) shall be 642,857 shares of Parent Stock. The Parent Shares will not be registered pursuant to the Securities Act or any applicable state law and will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act.

2.4 Post Closing Adjustment of Purchase Price.

(i) Within sixty (60) days after the Closing, Buyer shall cause to be prepared, a balance sheet as of the Closing Date (the “Closing Balance Sheet”) for the purpose of reconciling the Working Capital as of the Closing, against the Working Capital as reported on the balance sheet delivered as part of the Business Financial Statements. The Closing Balance Sheet shall be prepared in a manner consistent with the procedures used to prepare the Business Financial Statements; provided, however, that adjustment shall be made for rebates and credits.

(ii) If the Working Capital determination as of the Closing would result in an adjustment in the Purchase Price in accordance with this Section 2.4, Buyer shall deliver the Closing Balance Sheet to Seller promptly upon its completion. The Closing Balance shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2.4 within thirty (30) days after receipt thereof. The written notice under this Section 2.4 shall specify in reasonable detail each item on the Closing Balance Sheet that Seller disputes, and a summary of Seller’s reasons for such dispute.

(iii) Disputes between Buyer and Seller relating to the Closing Balance Sheet which cannot be resolved by them within thirty (30) days after receipt by Buyer of the notice referred to in Section 2.4 (ii) above may be referred no later than thirty (30) days after such receipt for decision at the insistence of either party to KPMG, LLP. If KPMG, LLP is unavailable, then Buyer and Seller shall select an independent nationally recognized accounting firm to decide the matter (KPMG, LLP or such other firm being referred to herein as the “Auditor”). The procedures applied by the Auditor to resolve the dispute hereunder shall be consistent with the procedures established by the Parties prior to the Closing in connection with the preparation of the Business Financial Statements and the Auditor shall not alter such accounting practices, principles and policies to be applied to the Closing Balance Sheet. To the extent the Auditor determines the procedures established by the Parties are incomplete or inadequate to resolve any particular dispute in the Closing Balance Sheet, the Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The Parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor’s decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Auditor shall be borne by Seller and Buyer in equal portions.

(iv) The Closing Balance Sheet shall become final and binding (the “Final Closing Balance Sheet”) upon the Parties upon the earlier of (a) the failure by Seller to object thereto within the period permitted under clause (ii) this Section 2.4 above, (b) the agreement between Buyer and Seller with respect thereto or (c) the decision by the Auditor with respect to any disputes under clause (iii) this Section 2.4 above.

(v) In the event the Working Capital, as determined on the Final Closing Balance Sheet, is less than $1,079,416, such deficit amount shall be paid by Seller to Buyer within ten (10) days after completion of the Final Closing Balance Sheet. In the event the Working Capital, as determined on the Final Closing Balance Sheet, is greater than $1,079,416, such excess amount shall be paid by Buyer to Seller within ten (10) days after completion of the Final Closing Balance Sheet. If the Working Capital determination as of the Closing would not result in an adjustment in the Purchase Price in accordance with this clause (v) of this Section 2.4, then the Parties shall have no further obligations to each other under this Section 2.4.

2.5 Closing; Escrow.

(i) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Salmon and Nostrand, Centennial Arcade, Suite 300, Bellows Falls, VT 05101-0595, or at such other place as Buyer and Seller mutually agree, at 9:00 a.m. local time, on the second business day following the satisfaction or waiver of all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the arties may mutually determine (the “Closing Date”).

(ii) At the Closing, Buyer will (i) pay the Cash Purchase Price by wire transfer of immediately available funds to such account as Seller may direct by written notice delivered to Buyer by Seller, provided that the Cash Purchase Price shall be reduced by $1,000,000 (the “Escrow Amount”), which Escrow Amount shall be delivered by Buyer by wire transfer at the Closing of immediately available funds to First American Title Company (the “Escrow Agent”), under an escrow agreement to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), such Escrow Amount to be held by the Escrow Agent for a period of one year from the Closing Date in order to help secure the prompt payment of any claims for Losses made under Section 8.2 hereof; and (ii) deliver the Parent Shares set forth in Section 2.3(ii) above. Simultaneously, (a) Seller will assign and transfer to Buyer good and valid title in and to the Acquired Assets (free and clear of all Security Interests) by delivery of (i) general assignment and bill of sale substantially in form and substance reasonably satisfactory to Buyer, (ii) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Buyer, (iii) a general warranty deed in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Buyer conveying title to the Real Property and (iv) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer, as shall be effective to vest in Buyer good, marketable title to the Acquired Assets (the instruments referred to in clauses (i), (ii), (iii) and (iv) being collectively referred to herein as the “Assignment Instruments”), and (b) Buyer will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of an assumption agreement in form and substance reasonably acceptable to Seller, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 2.2 (the instruments referred to in this clause (b) being collectively referred to herein as the “Assumption Instruments”). At the Closing, there shall also be delivered to Seller and Buyer the opinions, certificates and other contracts, documents and instruments required to be delivered under Section 6.

2.6 Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets solely for tax purposes in accordance with the allocation schedule attached hereto as Schedule 2.6.

2.7 Prorations; Real Property, Transfer Taxes. The following prorations relating to the Acquired Assets and the ownership and operation of the Business will be made as of the Closing Date, to the extent not included in Working Capital, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Buyer liable to the extent such items relate to periods beginning with and subsequent to the Closing Date:

(i) Real estate taxes on or with respect to the Real Property.

(ii) The amount of taxes and charges for sewer and water relating to the Real Property.

(iii) All other items (excluding personal property taxes and other Taxes) normally adjusted in connection with similar transactions.

Except as otherwise agreed by the Parties, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before a real estate tax rate is fixed, the apportionment of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation. Without limiting the foregoing, the Parties hereby agree that any transfer or similar taxes which may be suffered or incurred by reason of the transfer of the Real Property to the Buyer (the “Real Property Transfer Tax”) shall be allocated evenly between the Buyer and Parent on the one hand, and the Seller on the other hand.

2.8 Further Assurances. At the Closing and from time to time after the Closing, (a) at the request of Buyer and without further consideration, Seller shall promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Buyer more effectively to confirm any obligation assumed by Buyer pursuant to the Undertaking and to sell, convey, assign and transfer to and vest in Buyer or to put Buyer in possession of the Acquired Assets, and (b) at the request of Seller and without further consideration, Buyer or Parent, as appropriate, shall promptly execute and deliver to Seller such certificates and other instruments of assumption, and take such other action, as may reasonably be requested by Seller more effectively to confirm and carry out the assumption by Buyer of the obligations of Seller assumed by Buyer pursuant to this Agreement and the Assumption Instruments. To the extent that any consents, waivers or approvals necessary to convey items of Acquired Assets to Buyer are not obtained prior to the Closing, Seller shall: (i) provide to Buyer, at the request of Buyer, the benefits of any such Acquired Asset, and hold the same in trust for Buyer; (ii) cooperate in any reasonable and lawful arrangement, approved by Buyer, designed to provide such benefits to Buyer; and (iii) enforce and perform, at the request of Buyer, for the account of Buyer, any rights or obligations of Seller arising from any such Acquired Asset against or in respect of any third person (including a government or governmental unit), including the right to elect to terminate any contract, arrangement or agreement in accordance with the terms thereof upon the advice of Buyer.

3. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (“Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is qualified to operate as a foreign corporation in such other jurisdictions as the law thereof requires.

3.2 Authorization of Transaction. Seller has the full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Non-Competition Agreement, the Registration Rights Agreement and the Assignment Agreements to which it is a party (collectively referred to as the “Seller Transaction Documents”) and to carry out the transactions contemplated thereby. The board of directors of Seller has duly authorized the execution, delivery, and performance of the Seller Transaction Documents by Seller and has approved, in accordance with Sections 8.61 and 8.62 of Title 11 of the Vermont Statutes, the allocation of $500,000 to be paid by Buyer to Hurley Blakeney in consideration for his entering into the Non-Competition, Non-Solicitation Agreement as required by Section 6.1(v) below. The execution and delivery by Seller of the Seller Transaction Documents and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller or any stockholders of Seller is necessary to authorize the Seller Transaction Documents or to consummate the transactions contemplated thereby. Each of the Seller Transaction Documents when executed and delivered by Seller will be, duly executed and delivered by Seller as applicable and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.

3.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of Seller or Seller Stockholders needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

3.4 Title. Seller has good and marketable title to all of the Acquired Assets and the Acquired Assets are free and clear of any Security Interest or restriction on transfer. No subsidiary or Affiliate of Seller has any interest of any kind in the Acquired Assets and no Liability of any such subsidiary or Affiliate of Seller attaches to or otherwise similarly impairs the marketable title held by Seller in the Acquired Assets.

3.5 Financial Statements. Attached hereto as Schedule 3.5 are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended February 28, 2001, February 28, 2002, and February 28, 2003 (the “Seller Financial Statements”) for Seller; and (ii) unaudited balance sheet and statement of income and cash flow (the “Business Financial Statements”) as of January 30, 2004 and for the eleven months ended January 31, 2004 prepared to present the operations of the Business and the Acquired Assets. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, fairly present the financial condition and results of operations and cash flow of the Seller, in the case of the Seller Financial Statements, and the Business, in the case of the Business Financial Statements, and are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the Business Financial Statements are subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items. The Business Financial Statements have been prepared in a manner consistent with the procedures agreed upon among the Parties prior to the Closing..

3.6 Events Subsequent to the Business Financial Statements. Since the date of the Business Financial Statements, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Business or the Acquired Assets. Without limiting the generality of the foregoing, since that date, none of the following has occurred:

(i) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of Seller used or held for use in the conduct of the Business other than immaterial damage caused by normal wear and tear in the ordinary course of business consistent with past practice;

(ii) any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (B) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

(iii) (A) any acquisition or disposition of any Acquired Assets or other assets used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice; or (B) any creation or incurrence of a Security Interest on any Acquired Assets or other assets used or held in the conduct of the Business;

(iv) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Business Contract or any License;

(v) capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets, except in the ordinary course of business consistent with past practice;

(vi) any transaction with any officer, director or Affiliate of Seller or any Affiliate of any such officer, director or Affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis;

(vii) any entering into of a Contract or commitment to do or engage in any of the foregoing after the date hereof; or

(viii) any other transaction involving or development affecting the Business or the Acquired Assets outside the ordinary course of business consistent with past practice.

3.7 Undisclosed Liabilities. The Business and the Acquired Assets are not affected by any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Business Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Business Financial Statements in the ordinary course of business consistent with past practice (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

3.8 Tax Matters. Except as otherwise disclosed in Section 3.8 of the Disclosure Schedule:

(i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and, to the Knowledge of each director and officer of Seller (and each employee of Seller with responsibility for Tax matters), there is no Basis for such a claim. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax and, to the Knowledge of each director and officer of Seller (and each employee of Seller with responsibility for Tax matters), there is no past or present threat of such a Security Interest being levied upon the Seller or any of its assets and no Basis therefor.

(ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(iii) No director or officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional Taxes upon the Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the directors or officers (and employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since February 29, 2000.

(iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Seller has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Seller has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) (ii) of the Code. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6661 of the Code.

3.9 Tangible Personal Property; Real Property. Seller is in possession of and has good title to use, all the Tangible Personal Property, which includes all tangible personal property reflected on the balance sheet portion of the Business Financial Statements and tangible personal property acquired since the date of the Business Financial Statements other than Inventory disposed of since such date in the ordinary course of business consistent with past practice. All the Tangible Personal Property is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws. Seller has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting the Real Property, and to the Knowledge of Seller’s officers and the Seller Stockholders, no such proceeding has been threatened or commenced. All of the buildings, structures, improvements and fixtures which are Acquired Assets are in good state of repair, maintenance and operating condition and except for normal wear and tear and there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject them to liability under applicable law.

3.10 Intellectual Property.

(i) Seller has interests in or uses only the Intellectual Property included on Schedule C (Intangible Personal Property) in connection with the conduct of the Business (the “Business Intellectual Property”),

(ii) Seller has the exclusive right to use the Business Intellectual Property and no other intellectual property rights or proprietary rights of third parties is necessary for the conduct of the Business,

(iii) all registrations with and applications to Governmental or Regulatory Authorities in respect of the Business Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness,

(iv) there are no restrictions on the direct or indirect transfer of any of the Business Intellectual Property,

(v) Seller has delivered to Buyer prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Business Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person,

(vi) Seller has taken reasonable security measures to protect and maintain the secrecy, confidentiality and value of its trade secrets in respect of the Business. Seller has exercised reasonable precautions to limit disclosure of its trade secrets to those employees who actually need to know such trade secrets, such employees have been made aware that the trade secrets are confidential and each such employee has executed a confidentiality agreement with Seller.

(vii) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Business Contract to use such Business Intellectual Property and

(viii) to the Knowledge of Seller, Seller Stockholders and any officer, director or employees (with responsibility for Intellectual Property matters) of Seller, no Business Intellectual Property is being infringed by any other Person. All Intellectual Property owned or used by Seller in the operation of the Business will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or, to the Knowledge of Seller, Seller Stockholders and any officer, director or employees (with responsibility for Intellectual Property matters) of Seller, has been made to such effect that has not been resolved and, to the Knowledge of Seller, Seller

Stockholders and any officer, director or employees (with responsibility for Intellectual Property matters) of Seller, Seller is not infringing any Intellectual Property of any other Person in connection with the conduct of the Business.

3.11 Inventory. The inventory of Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the balance sheet delivered in connection with the Business Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

3.12 Licenses. Schedule D contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each.

(i) Seller owns or validly holds all Licenses that are material, individually or in the aggregate, to the Business;

(ii) each License is valid, binding and in full force and effect;

(iii) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License; and

(iv) the execution, delivery and performance by Seller of this Agreement and the Assignment Instruments, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Security Interest upon the Acquired Assets under any License.

3.13 Contracts. Schedule A lists the following contracts, agreements, and other written arrangements to which Seller is a party and which involves the operation of the Business or relates in any way to the Acquired Assets:

(i) any Contract or other written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties;

(ii) any Contract or other written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $50,000;

(iii) any Contract or other written arrangement concerning a partnership or joint venture;

(iv) any Contract or other written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations);

(v) any Contract or other written arrangement concerning confidentiality or noncompetition;

(vi) any Contract or other written arrangement involving any Seller Stockholders and their Affiliates;

(vii) any Contract or other written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

(viii) any Contract or other written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Seller taken as a whole; or

(ix) any other Contract or other written arrangement (or group of related written arrangements) either involving more than $50,000 or not entered into in the ordinary course of business consistent with the past practice. Seller has delivered to Buyer a correct and complete copy of each written Contract or other arrangement listed in Schedule A (as amended to date). With respect to each written Contract or other arrangement so listed: (A) it is legal, valid, binding, enforceable, and in full force and effect; (B) it will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, thereunder; and (D) no party has repudiated any provision thereof. Seller is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Schedule A under the terms of this Section 3.13(ix). No unfilled customer order or commitment obligating Seller to process, manufacture, or deliver products or perform services will result in a loss to Seller upon completion of performance. No purchase order or commitment of Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of Seller has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to them and no customer of Seller has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from them.

3.14 Accounts Receivable. All Accounts Receivable are reflected properly on the books and records of Seller, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet delivered in connection with the Business Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

3.15 Powers of Attorney. There are no outstanding powers of attorney effecting any of the Acquired Assets.

3.16 Insurance. Seller has maintained insurance with good and responsible insurance companies, on all insurable property owned by it which is of a character usually insured by Persons similarly situated and operating a business enterprise similar to the Business against loss or damage from such hazards and risks, and in such amounts as are insured by Person similarly situated. Seller has delivered to Buyer copies of all current insurance policies in place covering the operation of the Business. Section 3.16 of the Disclosure Schedule sets forth each claim related to the Business or the Acquired Assets that has been made on its insurance in the past five (5) years and describes in reasonable detail the amount of such claim and the events and circumstances that caused such claim.

3.17 Litigation. Seller is neither (i) subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge nor (ii) a party or, to the Knowledge of any of the directors and officers (and employees with responsibility for litigation matters) of Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of Seller Stockholders and the directors and officers (and employees with responsibility for litigation matters) of Seller has any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller related to the Business or the Acquired Assets.

3.18 Product Warranty. Each product manufactured, sold, leased, or delivered by Seller in connection with the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet including in the Business Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, or delivered by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3.18 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Seller in connection with the Business (containing applicable guaranty, warranty, and indemnity provisions).

3.19 Product Liability. Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against it giving rise to any Liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller in connection with the Business.

3.20 Employees. Schedule 3.20 attached hereto sets forth: the name, duration of employment service, current annual compensation rate or base salary (including bonus and commissions) and title of each present employee of the Seller that is engaged in any part of the operation of the Business. The information set forth on Schedule 3.20 is true and correct as of the date hereof and shall be true and correct on the Closing Date. To the Knowledge of any Seller Stockholders and the directors and officers (and employees with responsibility for employment matters) of Seller, no key employee that is engaged in any part of the operation of the Business or group of such employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. None of Seller Stockholders or the directors and officers (and employees with responsibility for employment matters) of Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller that are engaged in any part of the operation of the Business.

3.21 Employee Benefits. Schedule 3.21 attached hereto sets forth each Employee Benefit Plan, stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by (i) Seller or (ii) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Seller is a member (the “Controlled Group”) (such plans described in (i) and (ii) are referred to collectively as the “Controlled Group Plans”); and the amount of any unfunded retirement liabilities, including medical coverage, arising under any plan, fund or arrangement described in this Section 3.21 and the identity of the plan, fund or arrangement giving rise thereto. Except as set forth on Schedule 3.21, Seller (i) is not a party to any collective bargaining agreement, employment or consulting agreement covering any employee of the Seller and (ii) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing or retirement plan or arrangement, severance arrangement or other fringe benefit plan covering any employee of the Seller. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability (with respect to accrued benefits or otherwise) of Buyer to any employee, any employee or former employee of the Controlled Group, any plan or the Pension Benefit Guaranty Corporation (the “PBGC”). No amendment to, termination of, or withdrawal from, any Controlled Group Plan (subject to Title IV of ERISA) at any time before or after the Closing Date by (i) Seller or any other member of the Controlled Group or (ii) any corporation or other entity if such plan was maintained, sponsored, or to which contributions were made by a member of the Controlled Group during any part of the seventy-two (72) calendar month period ending on the Closing Date, has or will subject Buyer to any liability to any plan, the PBGC, the Internal Revenue Service (the “IRS”), any current or former employee of Seller or the Controlled Group or to any other person or party. With respect to any

Transferred Employee, neither Seller nor any other member of the Controlled Group has at any time (i) contributed to (or been obligated to contribute to) any multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) been a party to any collective bargaining agreement. Seller has since September 2, 1974 neither maintained nor contributed to a defined benefit pension plan, as defined in Section 3(35) of ERISA. Seller has complied in all respects with ERISA, the Code and the regulations thereunder and all other applicable federal or state statutes or regulations.

3.22 Environment, Health, and Safety. With respect to the Acquired Assets and the Operation of the Business:

(i) Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

(ii) Seller has no Liability (and there is no Basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

(iii) Seller has no Liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

(iv) Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

(v) Seller has no Liability (and has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any Liability) for any illness of or personal injury to any employee.

(vi) Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

(vii) All properties and equipment used in the Business have been free of asbestos, PCB’S, methylene chloride, trichloroethylene-1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

(viii) All product labeling used in the Business has been in conformity with applicable laws (including rules and regulations thereunder).

(ix) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on the Real Property.

3.23 Legal Compliance.

(i) Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation.

(ii) Seller has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

(iii) Seller has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

(iv) Seller has not:

(A) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

(B) established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

(C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

(v) Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

(vi) Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

(vii) The Real Property, including all improvements thereon, is and is operated in compliance with all federal, state and local laws and ordinances applicable to such property, including, without limitation, the accessibility guidelines set forth in Title III of the Americans with Disabilities Act of 1990.

3.24 Certain Business Relationships. None of Seller Stockholders and their Affiliates has been involved in any business arrangement or relationship involving the Business or the Acquired Assets with Seller within the past 12 months, and none of Seller Stockholders and their Affiliates owns any property or right, tangible or intangible, which is part of the Acquired Assets or used or held for use in the Business.

3.25 Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated it being understood that Seller shall be solely responsible for the payment of any fees and expenses due to RBC Capital Markets in connection with the transactions contemplated by this Agreement.

3.26 Bulk Sales; Escrow of Sales and Unemployment Accruals. No bulk sales or similar laws (whether by statute or common law) are applicable to the transactions contemplated by this Agreement. Other than the amount of the Purchase Price to be escrowed against (i) Seller’s employment tax obligations as indicated in a statement delivered by the Vermont Department of Employment and Training and Seller’s sales tax obligations as indicated in a statement delivered by the Vermont Department of Taxes (collectively, the “Vermont Escrow Amounts”), no other portion of the Purchase Price is required by applicable law to be reserved or set aside for obligations of the Seller.

3.27 Disclosure. All material facts relating to the condition of the Business (financial or otherwise) have been disclosed to Buyer in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement (including without limitation the Financial Statements and the Confidential Information Memorandum delivered to Parent in connection with the proposed sale of the Business), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made in this Section 3.27 with respect to any projections or forecasts contained in Confidential Information Memorandum other than that they were prepared in good faith on the basis of reasonable assumptions.

3.28 Investment. Seller (i) understands that the Parent Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Parent Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Parent Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Stock, and (vi) is an Accredited Investor.

4. Representations and Warranties of Buyer. Buyer and Parent represent and warrant to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1 Organization. Buyer and Parent are, respectively, corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the requisite corporate power to carry on its respective business as it is now being conducted. Buyer and Parent are each duly qualified as a foreign corporation to do business, and are in good standing (and have paid all relevant franchise or analogous taxes), in each jurisdiction where the character of their respective assets owned or held under lease or the nature of their respective business makes such qualification necessary.

4.2 Authorization of Transaction. Buyer and Parent each has the full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Registration Rights Agreement and the Assumption Agreements to which it is a party (collectively referred to as the “Buyer Transaction Documents”) and to carry out the transactions contemplated thereby. The execution and delivery by Buyer and Parent of the Buyer Transaction Documents and the consummation by Buyer and Parent of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the Buyer to enter into the Buyer Transaction Documents or to consummate the transactions contemplated thereby. Each of the Buyer

Transaction Documents when executed and delivered by Buyer and/or Parent as applicable will be, duly executed and delivered by Buyer and/or Parent as applicable and constitutes a legal, valid and binding obligation of Buyer and/or Parent as applicable, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer or Parent is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Neither Parent nor Buyer needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated it being understood that Buyer and Parent shall be solely responsible for the payment of any fees and expenses due to Cain Brother in connection with the transactions contemplated by this Agreement.

4.5 Parent Shares. The Parent Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

4.6 SEC Filings.

(i) All statements, reports, schedules, forms and other documents required to have been filed by Parent with the Securities and Exchange Commission (the “SEC”) since November 30, 2000 (the “SEC Documents”) have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) none of the SEC Documents contained, at the respective times they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including any related notes) contained in the SEC Documents: (A) complied, at the respective times they were filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount), and (C) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

5. Covenants. Each of the Parties agree as follows with respect to the period between the execution of this Agreement and the Closing and at any time thereafter, where applicable.

5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 6 below).

5.2 Notices and Consents. Seller will give any notices to third parties, and Seller will use its best efforts to obtain any third party consents, that Buyer may request in connection with the matters pertaining to Seller disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

5.3 Operation of Business. Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 3.6 above.

5.4 Preservation of Business. Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.5 Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Business and the Acquired Assets.

5.6 Notice of Developments. Seller will give prompt written notice to Buyer of any material development affecting the Acquired Assets of the business, financial condition, operations, results of operations, or future prospects of the Business. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7 Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving any of Seller or its assets or properties or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.8 Title Insurance. Seller will obtain, at Buyer’s cost and expense, title insurance commitments, policies, and riders in preparation for the transfer of the Real Property at the Closing. The title insurance policy delivered under this Section 5.8 shall (A) insure title to the real property and all recorded easements benefiting such real property, (B) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) if the real property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels are contiguous to one another, and (H) otherwise be in form and substance satisfactory to the Buyer.

5.9 Environmental Studies. With respect to the Real Property, Seller will procure, at cost of Buyer, in preparation for the Closing such environmental assessments as the Buyer deems necessary or appropriate in connection with the transactions contemplated hereby including, without limitation, Phase 1 and Phase II environmental reports prepared by a consultant or other person acceptable to Buyer relating to the presence of hazardous materials in, on or around any Real Property, and confirming that any and all hazardous materials described in such report have been mitigated in accordance with the requirements of any applicable government agency and applicable law.

5.10 Noncompetition.

(i) Seller will, for a period of ten (10) years from the Closing Date, refrain from, either alone or in conjunction with any other person or entity, or directly or indirectly through its present or future Affiliates:

(A) employing, engaging or seeking to employ or engage any person who within the prior months had been an employee of Buyer or any of its Affiliates engaged in the Business, unless such employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (B) is terminated by Buyer or any of its Affiliates after the Closing Date;

(B) causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with Buyer or any of its Affiliates or (B) any officer, employee or consultant of Buyer or any of its Affiliates engaged in the Business to resign or sever a relationship with Buyer or any of its Affiliates;

(C) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or any client, customer or supplier of the Business; or

(D) participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any person or entity participating or engaged in, any of the lines of business which comprised the Business on the Closing Date in any jurisdiction throughout the world in which Seller participates or engages in such lines of business on the Closing Date.

(ii) The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 51.0. It is the intention of the parties that the provisions of this Section 5.10 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 5.10 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.10. Accordingly, if any provision of this Section 5.10 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

5.11 Employee Matters.

(i) Seller shall assist Buyer in effecting the transfer of employment of employees of the Seller who Buyer determines to offer employment to as of the Closing Date (the “Transferred Employees”).

(ii) Buyer shall not assume any assets or liabilities or any other obligation with respect to any Employee Benefit Plan, vacation, bonus or other arrangement with respect to any current, former or retired employee of Seller, including any Transferred Employee, and Seller retains all liabilities with respect to all such benefits.

(iii) Each Transferred Employee shall become fully vested in his accrued benefit in each tax qualified plan maintained by Seller or any applicable Controlled Group of Corporations (the “Qualified Plans”) calculated as of the Closing Date. Seller agrees that it will take such steps, both before and after the Closing, as are necessary to carry out the obligations of this Section 5.12 and, as promptly as practicable, shall supply to Buyer evidence of the actions taken and copies of the operative documents.

5.12 Trademarks. Seller agrees that it shall promptly after the Closing, and in no event later than 15 days thereafter, change its, and cause its Affiliates to change their respective, corporate, company and trading names and cooperate with Buyer so far as possible in having licensees and distributors of Seller or its Affiliates change their respective corporate, company and trading names, to the extent that any of such names contains, or is similar in sound or appearance to, any trademark, trade name, trade dress, brand mark, brand name, service mark or copyright of the Acquired Assets (the “Marks and Rights”) or a variation thereof, to names satisfactory to Buyer, it being understood that Buyer will not unreasonably withhold approval of any new name provided that such name neither contains, nor is similar in sound or appearance to, any of the Marks and Rights or a variation thereof.

5.13 Insurance. For a period of at least three (3) years after the Closing, Seller shall cause to be maintained its current policies of insurance covering product liability (provided that Seller may substitute therefor policies of at least the same coverage and amounts with other insurance carriers satisfactory to Buyer) with respect to claims arising from facts or events which occurred at or before the Closing Date.

6. Conditions to Obligation to Close.

6.1 Conditions to obligation of Buyer. The obligation of Buyer and Parent to consummate the transactions to be performed by it in connection with the closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) Seller shall have procured all of the third party consents specified in Section 5.2 above, all of the title insurance commitments, policies, and riders specified in Section 5.8 above, the environmental reports specified in Section 5.9 above and the insurance specified in Section 5.13 above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

(v) Seller shall have delivered to Buyer a certificate (without qualification as to knowledge or materiality or otherwise) executed by the Chairman and Chief Executive Officer and dated the Closing Date to the effect that each of the conditions specified above in Section 6.1(i)-(iv) is satisfied in all respects;

(vi) Seller shall have delivered to Buyer a certificate of the Secretary of Seller, dated the Closing Date, certifying: (a) that attached thereto is a true and complete copy of the Bylaws of Seller as in effect on the date of such certification; (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement and any other actions necessary thereto; (c) that attached thereto is a true and complete copy of the Articles of Association as in effect on the date of such certification; and (d) to the incumbency and signatures of the officers of Seller executing the Seller Transaction Documents.

(vii) Buyer shall have received from counsel to Seller an opinion with respect to the matters set forth in Exhibit B attached hereto, addressed to Buyer and dated as of the Closing Date;

(viii) Hurley Blakeney shall have entered into a Non-Competition, Non-Solicitation Agreement with Buyer, in form of Exhibit C attached hereto;

(ix) Buyer shall be reasonably satisfied that Richard Kalich shall be employed by Buyer after the Closing;

(x) Buyer shall be satisfied that the Vermont Escrow Amounts and any applicable transfer taxes or assessments applicable to the transfer of the Real Property shall have been properly reserved for or paid by the Seller out of the proceeds of the Cash Purchase Price;

(xi) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Buyer and Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

(iv) Buyer shall have delivered to Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 6.2(i)-(iii) is satisfied in all respects;

(v) the Parties shall have entered into a Registration Rights Agreement in the form of Exhibit D attached hereto; and

(vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7. Termination.

7.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller is in breach, and Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer or Parent is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect;

(iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

(iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

8. Survival of Representations; Indemnification

8.1 Representations, Warranties, Agreements and Covenants. The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date for a period of two years, except that (i) any representation or warranty of Seller contained in Sections 3.1 (Organization of Seller) through and including 3.3 (Noncontravention), 3.8 (Tax Matters), 3.23 (Environmental, Health and Safety) and 3.24 (Legal Compliance) shall survive for a period of three (3) years and (ii) the representations and warranties contained in Section 3.4 (Title) shall survive the Closing Date without limitation. Buyer’s right to make a claim for indemnification under Section 8.2 for a breach of any representation or warranty shall expire as noted in this Section 8.1; provided, that Claims (as defined below) made on or prior to such expiration date shall survive such expiration date.

8.2 Indemnities; Losses. Seller hereby agrees to defend, indemnify and hold harmless Buyer and its successors, assigns and Affiliates (collectively, the “Indemnities”) from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision, collectively, “Losses”), caused by, resulting from or arising out of: (i) breaches of any representation or warranty hereunder on the part of Seller and failures by Seller to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder; (ii) claims arising in connection with breach of contract, death, personal injury, other injury to Persons, property damage, losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, the manufacture or sale of any product, or the provision of any services, by the Business or the Acquired Assets on or before the Closing Date, or any other claims asserted against Buyer, Parent, the Business or the Acquired Assets arising from any action or inaction of Seller, any Seller Stockholder or any officer, director or employee of Seller to the extent relating to the operation of the Business on or before the Closing Date or relating to activities or operations of the Seller not related to the Business, whether prior to or after the Closing Date; (iii) the actual, alleged or threatened release, storage, transportation, treatment or generation of hazardous substances, oils, pollutants or contaminants generated, stored, used, disposed of, treated, handled or shipped by Seller or any prior owner of the Real Property on or before the Closing Date, or any environmental remediation on, beneath or adjacent to the Real Property prior to or on the Closing Date or at any other location if such substances were generated, used, stored, disposed of, treated, transported or released by Seller or any prior owner of the Real Property prior to or on the Closing; (iv) any threatened, pending or completed action, suit or proceeding asserted by any stockholder of the Seller (whether by or in the right of such stockholder or by or in the right of the Seller) (v) any other Liability of Seller not specifically assumed by Buyer pursuant to this Agreement and the Assumption Instruments; and (vi) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification.

8.3 Notice; Defense of Third Party Claims. If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted against an Indemnitee in respect of which an Indemnitee proposes to demand indemnification (“Claims”), Buyer or such other Indemnitee shall notify Seller thereof, provided, further, however, that the failure to so notify Seller shall not reduce or affect Seller’s obligations with respect thereto except to the extent that Seller is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Seller shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Claims (provided that any compromise or settlement must be reasonably approved by Buyer), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if Seller shall have exercised its right to assume such control, Buyer or such Indemnitee may, in its sole discretion and at Seller’s expense, employ counsel to represent it (in addition to counsel employed by Seller) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of Buyer in such defense, compromise or settlement.

8.4 Certain Limitations. Seller’s obligation to indemnify for Losses under Section 8.2(i) above (other than any Losses with respect to breaches of the representations and warranties contained in Sections 3.1 (Organization of Seller) through and including 3.4 (Title), 3.8 (Tax Matters), 3.23 (Environmental, Health and Safety) and 3.24 (Legal Compliance)) of this Agreement shall be limited to $5,000,000. Seller’s obligation to indemnify for Losses under Section 8.2, as a whole, shall accrue only if the aggregate of all such Losses exceeds $30,000 and then Seller shall be liable for all such Losses in excess of $30,000 in aggregate.

8.5 Exclusive Remedy. This Section 8 shall provide the sole exclusive remedy for any and all Losses sustained or incurred by the Buyer or Parent under this Agreement.

9. Miscellaneous.

9.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Vermont Medical, Inc.

Industrial Drive

Bellows Falls, VT

Telecopier:

Telephone:

Attention: Mr. Hurley Blakeney

With a copy to:

Salmon & Nostrand

Centennial Arcade, Suite 300

Bellows Falls, VA 05101

Telecopier: (802) 463-9713

Telephone: (802) 463-4507

Attention: George Nostrand, Esq.

If to Buyer or Parent:

c/o CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, CA 92121

Telecopier: (858) 535-0055

Telephone: (858) 535-0202

Attention: Chief Executive Officer

(with a copy to)

Pillsbury Winthrop LLP

101 West Broadway, Suite 1800

San Diego, CA 92101-8219

Telecopier: (619) 236-1995

Telephone: (619) 234-5000

Attention: David R. Snyder

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.11 Expenses. Each of Parent, Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of Seller or Seller Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

9.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity): which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.16 below), in addition to any other remedy to which it may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank - Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ Michael K. Perry
Title:	Chief Executive Officer

VERMED, INC.

By:	/s/ Russell Bergen
Title:	Senior Vice President, Chief Financial Officer

VERMONT MEDICAL, INC.

By:	/s/ Hurley J. Blakeney
Title:	Chief Executive Officer